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                                                                   EXHIBIT 99.17

                                FINAL COMMITMENT

                                  July 29, 1999

Berkshire Realty Holdings, L.P.
Attention:  Douglas S. Krupp, Chairman
One Beacon Street, Suite 1550
Boston, Massachusetts  02108

            Re: Financing of 57 Multifamily Apartment Properties Located in Texas, South Carolina, North Carolina, New York, Maryland, Georgia and Florida, Owned By Affiliated Entities of Berkshire Realty Holdings, L.P. ( the "Transaction")

Gentlemen:

      This Final Commitment (the "Final Commitment") is entered into by and between Reilly Mortgage Group, Inc. ("Lender") and Berkshire Realty Holdings, L.P. ("Berkshire," and collectively with each of its to-be affiliated entities that will own the Premises (as hereinafter defined), the "Borrower") and the other signatories hereto to define the final terms of the Transaction. The individual components of the Transaction are each referred to herein collectively and individually as the "Loan." The Federal Home Loan Mortgage Corporation will be referred to herein as "Freddie Mac."

                                      TERMS

1. Loan Amount: The aggregate Loan Amount (the "Loan Amount") is expected to be and will not exceed Seven Hundred Eight Million Three Hundred Forty-Four Thousand and 00/100 Dollars ($708,344,000.00), assuming the financing of all properties described on Exhibits A-1 and A-2 (collectively, the "Premises"), but will be reduced by the amount attributable to any property Exclusions, as defined in paragraph 12 below. The exact Loan Amount shall be determined once the Interest Rate (as defined below) is locked pursuant to paragraph 3 below. The actual Loan Amount for each Loan shall be rounded down to the nearest $1,000. The correlation between Interest Rate and Loan Amount for Pool Two and Pool One is described in paragraphs 3(a)(v) and 3(b) below. The Transaction is to be structured in two pools (respectively, "Pool One" and "Pool Two"), as set forth on Exhibits A-1 and A-2.

2. Loan Term: The terms for Pool One and Pool Two are as follows:

      Pool One: Term:  Seventy-two (72) months
                Lockout Period:  Not applicable
                Yield Maintenance Period:  Not applicable

      Pool Two: Term:  Eighty-four (84) months
                Lockout Period:  Not applicable
                Prepayment: Yield Maintenance (78 months) with a minimum prepayment premium of 1% or Defeasance; no prepayment premium required during the six (6) month period from expiration of yield maintenance until the end of the Loan Term.

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      The formula used to calculate prepayment premiums during yield maintenance is set forth in the Note (as hereinafter defined) relative to Pool Two. For both pools, prepayment, in whole or part, shall be permitted under the terms set forth in the Loan Documents (as hereinafter defined). Borrower is required to pay 115% of the then-current unpaid principal balance of an individual Loan for purposes of releasing an individual property in either pool from the cross-collateralization agreement and the Security Instrument that relates to such property, and the additional 15% will be applied as provided in the Loan Documents without payment of the prepayment premium.

3. Interest Rate: Interest shall be payable on all unpaid principal amounts of the Loan from the date of closing through the date of repayment of the Loan at a contract rate of interest (the "Interest Rate") selected and confirmed as set forth herein and as provided in the Loan Documents (as defined below).

      (a) The Interest Rate on Pool Two (fixed rate) shall be determined as provided below in this paragraph 3(a). The Freddie Mac guaranty fee for Pool Two shall be 84 basis points and the servicing fee shall be 6.5 basis points. Borrower acknowledges, however, due to treasury and dealer spread fluctuations that the Interest Rate for Pool Two cannot be fixed until the Borrower accepts this Final Commitment and all fees required herein and then due and payable have been received by Lender in immediately available funds. The Interest Rate on Pool Two shall be subject to market conditions until the Interest Rate is locked. Borrower must "lock" the Interest Rate ("Rate Lock") which will fix the Loan Amount for every Loan in Pool Two simultaneously by completing the following procedures:

            (i) Borrower shall deposit with Lender (to be held in escrow until Rate Lock) a fee (the "Rate Lock Fee") equal to 3% of the total anticipated Loan Amount of Pool Two (or such lesser amount as may be acceptable to the purchaser (the "Investor") of the participation certificates ("PC's") to be issued by Freddie Mac in connection with Pool Two). Lender will endeavor to obtain a Rate Lock Fee less than 3%. This deposit must be in the form of cash and will be refunded to the Borrower after Freddie Mac issues the PC's. If the interest rate has been locked and the Transaction fails to close by October 15, 1999 as that date may be extended as provided in paragraph 19, the Rate Lock Fee will be applied as set forth in paragraph 23.

            (ii) Borrower shall give Lender twenty-four (24) hours notice of Borrower's desire to Rate Lock, including the designation of a two (2) hour period (the "Rate Lock Window") during which Rate Lock will occur and which must be wholly contained within the hours of 9:00 AM to 4:00 PM Eastern Standard Time, Monday through Friday, excluding any holiday observed by the Federal Reserve Bank.

            (iii) During the Rate Lock Window, Lender will quote current interest rates available in the market via telephone conversation.

            (iv) In the event the Borrower, Whitehall Street Real Estate Limited Partnership XI ("Whitehall"), The Berkshire Companies Limited Partnership ("Krupp") and Blackstone Real Estate Partners III L.P., Blackstone Real Estate Partners III FF L.P. and Blackstone Real Estate Holdings III L.P. (collectively, "Blackstone") find the rate quoted for Pool One and Pool Two pursuant to subparagraph (iii) above to be acceptable and authorize Lender to Rate Lock by telephone, they will acknowledge their acceptance via recorded telephone conversation. Borrower represents and warrants to Lender that any one of Douglas Krupp, David Olney and George Krupp is authorized to Rate Lock via recorded telephone conversation. At this point, the Interest Rate will be deemed locked at the quoted rates, constituting a binding offer by the Borrower to accept the Loan on the terms conveyed on the recorded line and set forth in Certificate Confirming Loan Amount, Interest Rate and Payment of Fees (the "Certificate"), an example of which is attached to this Final Commitment as Exhibit C and a substantially


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                  final form of which shall be provided to Borrower, Whitehall,
                  Krupp and Blackstone prior to Rate Lock. Immediately following Rate Lock, Lender will fax the completed
                  Certificate to the Borrower confirming said terms. This Certificate must be executed by the Borrower, Whitehall, Krupp and Blackstone and immediately faxed back to Lender. This date shall be the "Rate Lock Date."

            (v) In the event that the locked Interest Rate on the Loans in Pool Two does not exceed 7.705% the aggregate Loan Amount for the Loans in Pool Two shall be $503,713,000.00, which shall be the maximum Loan Amount for Pool Two. In the event that the Interest Rate on the Pool Two Loans is in excess of 7.705%, the aggregate Loan Amount on the Pool Two Loans will be reduced as shown on Exhibit D.

            (vi) In the event the Interest Rate is not locked within ten (10) business days after the date this Commitment is fully executed, Borrower shall not be entitled to lock an Interest Rate, Lender shall have no obligation to close the Transaction and the Good Faith Deposit (as hereinafter defined) and the Rate Lock Fee shall be returned to Borrower.

      (b) The Interest Rate on Pool One (floating rate) shall be equal to the thirty (30) day LIBOR (the "LIBOR") plus a spread equal to the number of basis points determined on the Rate Lock Date and approved by the Borrower (inclusive of any guaranty fee and servicing fee) and shall float with LIBOR during the term. In the event that the Interest Rate on Pool One does not exceed 6.580% the aggregate Loan Amount for the Loans in Pool one shall be $204,631,000, which shall be the Maximum Loan Amount for Pool One. In the event that the Interest Rate on the Pool One Loans is in excess of 6.580%, the aggregate Loan Amount on the Pool One Loans will be reduced as shown on Exhibit E. The Rate Lock on Pool One with respect to the spread above LIBOR must occur simultaneously with the Rate Lock on Pool Two and shall follow the same procedure.

      (c) On the Rate Lock Date, Borrower shall (i) purchase a three (3) year interest rate cap for the benefit of Lender ("3 Year Cap") to be in place on the date of closing at not more than 300 basis points over LIBOR on the Rate Lock Date with a notional amount equal to the full portion of the Loan Amount attributed to Pool One, and (ii) purchase a three (3) year interest rate cap for the benefit of Lender ("4-6 Year Cap") to be in place upon the expiration of the 3 Year Cap for years 4-6 of the Loan Term at not more than 300 basis points over LIBOR on the Rate Lock Date, for a notional amount equal to one-half (1/2) of the portion of the Loan Amount attributed to Pool One. Borrower shall fund an escrow on a monthly basis commencing at closing in an amount necessary to fund the purchase price of an additional interest rate cap for the benefit of Lender (the "Additional Cap") to be in place upon the expiration of the 3 Year Cap for years 4-6 of the Loan Term at not more than 300 basis points over LIBOR on the Rate Lock Date with a notional amount equal to the excess of the Loan balance attributable to Pool One Loans over the notional amount for the 4-6 Year Cap. The escrow for the Additional Cap shall be adjusted semi-annually to reflect prepayments of Loans in Pool One and changes in the anticipated cost of the Additional Cap. Borrower shall purchase the Additional Cap prior to the expiration of the 3 Year Cap. In the event that the Loans in Pool One have been prepaid to an extent that their aggregate Loan Amount is less than the notional amount of the 3 Year Cap, the 4-6 Year Cap or the Additional Cap (to the extent purchased), the Lender shall permit a modification of the agreements related to the applicable rate cap (the "Rate Cap Agreements") or partial sale thereof to reduce the notional amount of such cap to an amount not less than the then aggregate Loan Amount relating to the Loans in Pool One. The counterparty on each of the Rate Cap Agreements shall have a rating of not less than Aa3 by Moody's or AA- by Standard and Poor's.

      (d) From and after Rate Lock, the Certificate shall represent the final understanding of Borrower, Whitehall, Blackstone and Krupp with respect to the Interest Rate and the other matters addressed therein; provided, however, that the Loan Amount shall remain subject to reduction because of Exclusions as set forth in paragraph 12 of this Final Commitment. In no event shall Borrower, Whitehall, Blackstone or Krupp have any right from and after Rate Lock to contest the Interest Rate or

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the other matters set forth in the Certificate or to claim that the same represent a breach of any warranty or representation by the Lender.

4. Payments: The Borrower shall pay (i) at closing, adjusted interest from the date of closing through the end of the closing month, (ii) commencing on the first (1st) day of the second (2nd) full month following closing, and continuing through the Loan Term, monthly payments of principal and interest calculated on an amortization period of 360 months, and (iii) with the final scheduled monthly installment, all remaining principal and accrued interest, fees and charges, repaid in full. Interest for Pool One and Pool Two will be calculated on a 30/360 basis. In the event the loans in Pool Two are closed in the same month that the PCs are issued, the first amortization payment will be due on those loans on the first day of the first full month following closing.

5. Loan Documents: All documents evidencing and/or securing the Loan shall be on Freddie Mac's Uniform Instruments heretofor delivered to Borrower (and any other documents approved by Freddie Mac) for each Loan; including, without limitation, the promissory note (the "Note"), the deed of trust, mortgage or deed to secure debt (whichever applies, the "Security Instrument"), the replacement reserve agreement, the repair escrow agreement, the borrower's certificate, the cross-collateralization agreement, pledge agreements related to the Rate Cap Agreements, the financing statements and the exceptions to non-recourse guaranty required pursuant to paragraph 7 below (collectively, the "Loan Documents"). Borrower agrees to execute the Loan Documents, as required, at closing. The terms and conditions of Freddie Mac's Uniform Instruments shall be modified or amended only as agreed to by Borrower, Lender and Freddie Mac to accurately reflect the terms of the Loan. Certain document modifications agreed to as of this date are evidenced by a marked Loan Document set initialed by counsel to Borrower, Lender and Freddie Mac. The Rate Cap Agreements and the pledge agreements and the legal opinions related thereto must incorporate commercially reasonable terms as determined by Lender and Freddie Mac in their discretion. Borrower and Lender acknowledge and agree that the form of all Loan Documents shall be finalized (in a manner consistent with the marked Loan Documents referred to above) not less than thirty (30) days prior to closing.

6. Security: Lender shall receive (i) a first mortgage lien on the Premises and appurtenant facilities and improvements, and a first priority security interest in all personal property owned by the Borrower, machinery, equipment, building materials, contract rights, accounts, furniture, fixtures, royalties and other rights related thereto, as well as all leases, rents, revenues and proceeds therefrom (ii) an assignment of the rate caps pursuant to the Rate Cap Agreements, and (iii) all proceeds of the foregoing. Each Loan shall be cross-collateralized and cross-defaulted within their respective pools to the extent a cross is permitted under applicable law and as approved by Freddie Mac. Pool One and Pool Two will not be cross-collateralized and cross-defaulted inter-pool.

7. Borrower, Guarantors and Liability of Borrower: On the closing date, each of the properties comprising the Premises shall be titled in a single asset, single purpose entity whose organizational documents have been reviewed and approved by Lender. Lender agrees that such single purpose entity shall not be required to have an independent director. The personal liability of the Borrower shall be limited as set forth in the Loan Documents. Berkshire (but no other entity or individual) must execute an Exceptions to Non-Recourse Guaranty; which shall include, without limitation, liability should Borrower voluntarily file for bankruptcy protection or be the subject of a collusive involuntary bankruptcy filing.

8. Escrow Deposits:

      (a) The Borrower shall make an initial deposit with the Lender at closing, and subsequent monthly deposits as required by the Loan Documents, to pay when due, the annual amount of taxes, assessments, and similar annual charges, as reasonably estimated by the Lender, to be held by the Lender in escrow for the payment of such charges when due. Interest will accrue at an annual rate of 2% for the benefit of the Borrower. The Lender shall determine the initial deposit to fund the escrow at closing. Thereafter, deposits sufficient, in the aggregate, for the full payment of each such charge must be in the Lender's escrow account on the first (1st) day of the month preceding the month in which such charge is due, and the Borrower shall be obligated for any deficiency. All escrow deposits are subject to


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adjustment based on anticipated charges, as reasonably estimated by the
Lender, when actual charges are unknown.

      (b) Lender has waived its requirements for initial and ongoing deposits to escrow for the cost of the insurance policies required by the Security Instrument.

      (c) The replacement reserve escrow deposits shall be calculated for each property based on the amount of $250.00 per unit per year, but shall be initially waived. Lender's waiver of these escrow requirements shall be immediately rescinded with respect to all loans in a Pool upon (i) a decline of the aggregate debt service coverage rates as determined by Freddie Mac in accordance with its standard practice, including considering any subordinate debt ("DCR") of that pool below 1.15 (for Pool One, DCR shall be calculated based upon the lesser of (i) the then-current interest rate on Pool One Loans plus 200 basis points and (ii) the spread on the Pool One Loans plus the strike rate set forth in the 3 Year Cap or the 4-6 Year Cap, as applicable) based upon annual audit of the properties or (ii) the occurrence of an event of default. Interest will accrue to the benefit of the Borrower at 2% per annum.

      (d) Borrower shall establish an escrow with Lender pursuant to repair escrow agreements related to individual properties in the amounts and for the items set forth in Exhibit F.

      (e) The Borrower shall deposit in escrow with the Lender at closing $22,976,000 of the Loan proceeds from Pool One, to be held by Lender in an interest bearing account or other investment vehicle agreed upon by Borrower and Lender until the acquisition of the Courts of Avalon Apartments, Pikesville, Maryland, the entering into of the Security Instrument and the Cross-Collateralization Agreement with respect thereto and the satisfaction of the other Freddie Mac Requirements (as hereinafter defined) with respect thereto; provided, however, that the amount escrowed pursuant to this sentence shall be reduced to equal the final Loan Amount attributable to Courts of Avalon Apartments. Upon such satisfaction, all of such proceeds except $9,000,000 shall be released to Borrower from such escrow. Such $9,000,000 shall be released from such escrow upon the earliest to occur of (i) the release of the Courts of Avalon Apartments from the cross-collateralization agreement and the Security Instrument related thereto or (ii) the date on which 94% of the rental units at Courts of Avalon Apartments, Pikesville, Maryland, have been occupied by tenants for ninety (90) consecutive days at the underwritten rental rates or upon Borrower providing the Lender a then-current certified rent roll complying with Freddie Mac Requirements showing economic effective rents, as determined by Freddie Mac in accordance with its standard practices, to be no less than $295,570 per month. If the acquisition of the Courts of Avalon Apartments and the satisfaction of the Freddie Mac Requirements with respect thereto have not occurred on or prior to January 1, 2000, Borrower shall have the right to a release of such escrow upon prepayment of an amount equal to 115% of the amount placed into escrow pursuant to the first sentence of this paragraph 8(e).

9. Loan Requirement: Borrower acknowledges that it is familiar with Freddie Mac standard program requirements ("Freddie Mac Requirements") and agrees to close each Loan in accordance with all of Freddie Mac Requirements; including, without limitation, the conditions attached hereto as Exhibit G, and the title and survey instructions based on such Freddie Mac Requirements and previously supplied to Borrower. Without limiting the generality of the foregoing, Borrower also agrees to satisfy the specific requirements attached hereto as Exhibit F.

10. Special Provisions:

      (a) Substitution of Collateral. Each Security Instrument for a Pool Two Loan shall contain language providing that, at any time after the date which is nine (9) months after the date of the Security Instrument, Lender shall consent to the substitution of the portion of the Premises defined in such Security Instrument with another multifamily property located in the United States of America, without an adjustment in the Interest Rate, provided that Borrower satisfies certain conditions specifically detailed in the Security Instrument; including, without limitation Borrower's payment of a fee to Freddie Mac in the amount of (i) 25 Basis Points of that portion of the Loan Amount originally allocated to the subject property on each of the first 10 substitutions, and
(ii) 50 Basis Points on each substitution thereafter,

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together with the Lender fees set forth on Exhibit H and all reasonable third party costs of Lender associated with the substitution, including, without limitation, the reasonable fees of Lender's counsel, and all expenses for title work, other third party reports, recordation and other related matters.

      (b) Defeasance. The Note evidencing each Loan in Pool Two shall contain language providing that Borrower may cause a release of the portion of the Premises defined in that Security Instrument for such Loan from the lien of the Security Instrument upon the presentation of acceptable securities to secure the Loan in place of the portion of the Premises defined in such Security Instrument, such release to be made on a date when a scheduled monthly payment is due under the Note, or upon prepayment of the release price for the applicable portion of the Premises, as described in the Loan Documents. Such release shall be contingent upon the satisfaction of certain conditions specifically detailed in the Note; including, without limitation Borrower's payment of a review fee of $2,000.00 per event of defeasance, the Lender fees set forth on Exhibit H and the reasonable fees of Lender's accountants and legal counsel and any and all other reasonable third party costs and expenses relating to recordation and other evidence of the release.

      (c) Assumption/Release. Each Security Instrument for a Pool Two Loan shall contain language providing that upon an approved Transfer, as defined in the Security Instrument, and execution of (i) an assumption agreement by the transferee, in form reasonably acceptable to Lender, stating, among other things, that the transferee shall perform all obligations of Borrower set forth in the Note, the Security Instrument and the other Loan Documents and (ii) a guaranty that, at Lender's election, shall be in the same form executed in conjunction with the Loan or on the form customarily required by Lender at the time of the Transfer, executed by a guarantor approved by Lender in its reasonable discretion, in which such guarantor assumes all obligations under the prior guaranty. In the event that a clean Phase I environmental report and acceptable engineer's report are provided to Lender, the prior guarantor and the Borrower shall be released from liability related to the property being transferred and the Loan being assumed; provided that, at Borrower's option, the assumption and release shall relate only to obligations arising after the date of Transfer. The approval of any assumption shall be conditioned upon the satisfaction of certain provisions specifically detailed in the Security Instrument; including, without limitation, Borrower's payment of a review fee to be divided between Freddie Mac and Reilly (which shall be the lesser of 100 Basis Points of that portion of the Loan Amount originally allocated to the subject property or $120,000.00 for each loan reviewed) and the reasonable fees of Lender's accountants and legal counsel, any and all reasonable third party expenses related to third party reports, any and all Lender out-of-pocket costs and expenses, and such other fees of the Lender as shown on Exhibit H relating to any re-underwriting of the subject loan or the pool required by Freddie Mac, and the costs and expense of title reports and endorsements, recordation and other evidence of the assumption. Individual properties that are sold, with the applicable Loan being assumed, shall be released from the cross-default and cross-collateralization provisions of the security instruments provided that (i) the property being sold/released (the "Released Mortgage") has a minimum 1.35 DCR (or a minimum DCR of 1.30, but only if (A) subordinate Freddie Mac financing has been placed on such property as provided in paragraph 10(d) hereof (any such property, a "Subordinated Debt Property") and (B) Borrower pays to Freddie Mac an additional fee equal to 0.5% of the sum of (y) the portion of the Loan Amount originally allocated to such Subordinated Debt Property and (z) the principal amount of such subordinate Freddie Mac financing; provided that Borrower shall be entitled to releases of Subordinate Debt Properties with a DCR less than 1.35 (but greater than or equal to 1.30) only with respect to properties having aggregate Loan Amounts not exceeding 25% of the aggregate Loan Amounts of the Pool Two properties), (ii) the mortgages originally cross-collateralized and cross-defaulted with the Released Mortgage, including the Released Mortgage (the "Original Mortgages"), have an aggregate minimum 1.35 DCR (in the case of properties which are not Subordinated Debt Properties) or 1.30 (in the case of Subordinated Debt Properties), and (iii) the mortgages remaining of those originally cross-collateralized and cross-defaulted with the Released Mortgage, after removal of the Released Mortgage, have an aggregate DCR greater than or equal to the DCR on the Original Mortgages immediately prior to the removal of the Released Mortgages. Assumption/release will be specifically prohibited in the Security Instruments on Pool One.

      (d) Subordinate Debt. The Security Instruments will contain language permitting subordinate Freddie Mac financing to be placed on the Premises, up to an 80% loan-to-value ratio as


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determined by Freddie Mac on each property, on or after the date which is twelve (12) months after the date of the Security Instrument and prior to the final two (2) years of the Loan Term. The subordinate financing shall be in accordance with then applicable Freddie Mac Requirements, with such modifications to the applicable loan documents as are consistent with the terms and conditions of the applicable Loans (with respect to, by way of example but not limitation, prepayment premiums, maturity date, defeasance, substitution, release and assumption) and the modifications to the Freddie Mac Uniform Instruments contemplated by this Final Commitment. Such subordinate debt shall be conditioned upon the satisfaction of certain conditions specifically detailed in the Security Instrument; including, without limitation Borrower's payment of a fee to Freddie Mac of $5,000.00, the Lender fees set forth in Exhibit H and the reasonable fees of Lender's accountants and legal counsel and any and all reasonable third party costs and expenses relating to necessary third party reports and title reports and endorsements, recordation and other evidence of the subordinate debt.

11. Fees:

      (a) Good Faith Deposit: Upon execution of this Commitment the Borrower will be required to deposit with Lender the amount of $5,000,000 (the "Good Faith Deposit") by wire transfer of funds. This Good Faith Deposit will be transferred to Freddie Mac upon Rate Lock and held by Freddie Mac until closing. In the event the Transaction fails to close, the Good Faith Deposit shall be deemed earned by Freddie Mac at the time of Rate Lock and is non-refundable, subject to the terms of paragraph 23.

      In the event that the Transaction closes, the Good Faith Deposit shall be applied at closing against the Freddie Mac Pool One Transaction Fee, the Freddie Mac Pool Two Transaction Fee and any other fees, costs and expenses owing to Lender hereunder.

      (b) Freddie Mac Pool One Transaction Fee: The Borrower shall pay to the Lender for the account of Freddie Mac at closing, a Freddie Mac Pool One Transaction Fee equal to 1.25% of the aggregate Loan Amount of Pool One. This charge is deemed earned by Freddie Mac upon Borrower's execution of this Final Commitment, is payable at closing, and is non-refundable, except as provided in paragraph 23.

      (c) Freddie Mac Pool Two Transaction Fee: The Borrower shall pay to the Lender for the account of Freddie Mac at closing a Freddie Mac Pool Two Transaction Fee in an amount equal to one-half of one percent (0.50%) of the aggregate Loan Amount for Pool Two. This charge is deemed earned by Freddie Mac upon Borrower's execution of this Final Commitment, is payable at closing, and is non-refundable, except as provided in paragraph 23.

      (d) Lender Origination Fee: Borrower shall pay to Lender an Origination Fee in the amount of One Million Dollars ($1,000,000.00), one-half of such Origination Fee to be paid upon acceptance of this Final Commitment and the remaining amount to be paid at closing. Each portion of the Origination Fee shall be deemed fully earned on payment or as otherwise provided in paragraph 23, and thereafter such portion shall be non-refundable. Lender acknowledges receipt of the non-refundable $50,000.00 Initial Engagement Fee, which amount shall be applied against the Origination Fee at closing.

      (e) Lender LIBOR Loan Fee: Borrower shall pay to Lender a Lender LIBOR Loan Fee in the amount of 0.05% of the Pool One Loan Amount, one-half of such loan fee to be paid upon acceptance of this Final Commitment and the remaining amount to be paid at closing. Each portion of the Lender LIBOR Loan Fee shall be deemed fully earned on payment, or as otherwise provided in paragraph 23, and thereafter such portion shall be non-refundable.

      (f) Additional Lender Origination Fee: Borrower shall pay to Lender an Additional Lender Origination Fee in an amount equal to the greater of $375,000 or the origination fee for Berkshire Towers (as set forth below), $187,800 of such loan fee to be paid upon acceptance of this Final Commitment and the remaining amount to be paid at closing. Each portion of the Additional Lender Origination Fee shall be deemed fully earned on payment, or as otherwise provided in paragraph 23, and thereafter such portion shall be non-refundable. Lender agrees, however, to process an application for the financing of a


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property known as Berkshire Towers located in Silver Spring, Maryland with an origination fee equal to the greater of $375,000 or 0.75% of the final, agreed upon loan amount for such property; and, in the event that Lender issues a commitment to finance such property and such financing closes, Lender agrees that the Additional Lender Origination Fee shall be credited to the origination fee due Lender in connection with the financing of Berkshire Towers.

12. Exclusion of Loans: In the event one or more of the Loans in the Transaction fails to meet the physical condition, environmental, survey or title standards specified in the Freddie Mac Requirements (other than deficiencies specified in Exhibit F), Lender and Freddie Mac reserve the right to exclude any such Loans from the Transaction ("Exclusions"). Lender and Borrower acknowledge and agree, to the best of their respective knowledge, that each property meets the Freddie Mac Requirements as to physical condition and environmental matters as of the date hereof, except as expressly provided in Exhibit F. If an Exclusion occurs, Borrower shall pay an exclusion fee equal to the amount set forth in paragraph 23(b).

13. Intentionally deleted.

14. Closing: Closing of every Loan shall commence at the offices of Lender's special counsel on a date and at a time mutually agreeable but allowing no less than three (3) business days prior to funding of the Loan, which funding in any event must not occur later than October 15, 1999 (as extended as provided herein, the "Outside Closing Date") it being agreed that the actual closing date may occur prior to the Outside Closing Date, but not prior to September 15, 1999 and not between September 16, 1999 and September 30, 1999, inclusive. The Outside Closing Date may be extended pursuant to paragraph 19 and the date of expiration of each such extension shall be deemed the Outside Closing Date. Borrower agrees to cooperate with Lender so that all Loan Documents can be executed by 11:00 a.m. on the day prior to funding and to request that the recording of the Security Instruments, the financing statements and the assignment of security instrument to Freddie Mac for every Loan occur prior to 4:00 p.m. on the date of funding. The Lender shall wire funds to the title insurance company issuing the title insurance policies in connection with the Loan and such funds shall be disbursed in accordance with the written instructions of the Lender and Borrower to such closing agent and with a settlement statement approved by the Borrower. Otherwise, closing shall be accomplished by a "New York style" closing.

15. Expenses:

      (a) Borrower shall pay when due, whether or not the Loan closes, all reasonable third party expenses, fees and charges in respect to the Loan, its processing and its closing, or in any way connected therewith, including, without limitation, appraisal fees, survey costs, title insurance costs, architectural fees, engineering fees, inspections fees, legal fees, mortgage or similar taxes and all attorneys' fees and legal costs of Lender. The cost of legal counsel to Lender shall be as set forth in paragraph (b) below. Lender acknowledges receipt of the Initial Engagement Fee, the Application Fee, the Commitment Fee and an additional fee respecting the Park Colony Phase II properties (collectively, the "Received Fees"), for a total shown on Exhibit H. Lender has expended in third party costs and underwriting/processing fees as shown on Exhibit H. If the Transaction fails to close, the Received Fees and any additional fees subsequently received and paid or applied by Lender, or earned by third parties but not yet disbursed to them by Lender, shall not be returned. Any unexpended, unearned Received Fees as of that date shall be returned to Borrower.

      (b) The amount of the fees of Lender's Special Counsel (as designated in Paragraph 16 below) shall be determined as follows: (i) a fixed fee of $4,000 for each property that is a part of the Premises for the property level real estate and closing work, a fixed rate of $1,500 for each of the four (4) properties originally contemplated to be a part of the Premises but not included on Exhibit A, and an additional amount computed on a time charge basis at the standard hourly rates of Lender's Special Counsel for work on modifications to any loan documents requested by counsel to Borrower for the purpose of minimizing recording taxes and for work on other special issues as authorized by Borrower or its counsel, (ii) a fee computed on a time charge basis at the standard hourly rates of Lender's Special Counsel for structuring the transaction and negotiating loan documents, and (iii) all out-of-pocket expenses and disbursements of Lender's Special Counsel. Lender acknowledges receiving a retainer (along with any future retainers, the "Legal Fee
Retainer") in the amount of $122,000. Upon the execution of this Commitment, Borrower shall deposit an additional Legal Fee Retainer of $112,000. The
Legal Fee Retainer shall be applied against the fixed fees described in (i) above. The fees billed at hourly rates and the expenses and disbursements described in (iii) shall be paid by Borrower on a monthly basis within ten
(10) business days after the transmittal of a statement from Lender to Borrower, but in no event later than the earlier of the actual closing date or the Outside Closing Date.

16. Closing Attorney: The Lender's special counsel shall be Mark S. Shiembob, Esquire, and Bernice H. Cilley, Esquire, Mays & Valentine, L.L.P., 1111 East Main Street, Richmond, Virginia 23219 (mailing address: Post Office Box 1122, Richmond, Virginia 23218) (telephone number (804) 697-1200) herein referred to as Special Counsel.

17. Engagement Letter/Application Letter/Conditional Commitment: The Loan terms set forth in the Engagement Letter by and between Borrower and Lender, dated November 2, 1998 (the "Engagement Letter"), the Application Letter by and between Borrower and Lender, dated November 2, 1998 (the "Application Letter") and the Revised Conditional Commitment dated May 26, 1999 (the "Conditional Commitment") are superceded by the Loan terms as stated in this Final Commitment.

18. Further Assurances: Berkshire, the general partners of Berkshire and each Borrower hereby expressly acknowledge (i) that Lender has entered or will enter into a Purchase Agreement (the "Purchase Agreement") with Freddie Mac pursuant to which Freddie Mac will acquire every Loan from Lender, (ii) that Lender is strictly obligated to close every Loan and deliver the same, and (iii) that failure of Lender to deliver every Loan will be construed by Freddie Mac and/or the Investor as a breach of Lender's obligations and may subject Lender to serious damages, including the imposition of other fees. Therefore, but subject to paragraph 23, Berkshire, its general partners and each Borrower hereby expressly agree:

            (i) to perform all of the requirements, terms and conditions contained herein at the time and in the manner herein and as reasonably required by Freddie Mac;

            (ii) to refrain from taking any action that would result in Lender's inability to close timely and deliver the Loan to Freddie Mac;

            (iii) on the request of Lender, to re-execute or ratify any of the
                  Loan Documents and to execute any other documents as may be reasonably necessary to effect the delivery of the Loan to Freddie Mac; provided that Lender shall return the prior version of any document that is re-executed and provided further such Loan Documents and other documents do not impose greater liability or other obligation, monetary or otherwise, on Berkshire, its general partners and/or any Borrower (or its Principals) than is contemplated by this Final Commitment; and

            (iv) to indemnify and hold Lender harmless for any breach of Lender's obligations to Freddie Mac and/or the Investor because of any act or omission of Borrower.

19. Extension Fee.

      (a) Borrower acknowledges that under Lender's agreement with the Investor, Lender will be required to close every Loan on or before October 15, 1999 and to deliver the PC's to the Investor within twenty-five (25) days after the Outside Closing Date. If Rate Lock occurs and every Loan (other than Exclusions) is not closed and funded on or before October 15, 1999, the Outside Closing Date shall be extended for three consecutive thirty (30) day periods upon Borrower paying to Lender an extension fee to be specified in the Certificate for each and every thirty (30) day extension of the Outside Closing Date beyond October 15, 1999; provided, however, that in no event shall the funding of the Loan occur after December 14, 1999 until January 5, 2000, which shall be the final date on which the Loan may fund. In the event that Rate Lock occurs and every Loan (other than Exclusions) is closed, Borrower also agrees to pay upon demand a delivery extension fee to be specified in the Certificate for each thirty (30) day extension if the PCs have not been delivered to the Investor within twenty-five (25) days after the Outside
Closing Date because of Borrower's failure to comply with this Commitment.
Any extension fee applicable to a period of less than thirty (30) days (i.e., the period commencing on the Outside Closing Date immediately prior to the extension and ending on the date of the actual closing or the PC delivery, as the case may be) will be prorated based upon the length of such extension expressed in the number of weeks (rounding up on any partial week) divided by four (4).

      (b) Borrower acknowledges that under Lender's agreement with Freddie Mac, Lender will be required to close every Loan on or before October 15, 1999 and to deliver every Loan within one, two or three business days after the closing date, depending upon the closing date, with evidence of recording to be provided to Freddie Mac within three (3) business days after funding. If Rate Lock occurs and every Loan (other than Exclusions) is not closed and funded on or before October 15, 1999, the Outside Closing Date shall be extended for consecutive periods described below upon Borrower paying to Lender for the account of Freddie Mac the following fees. Borrower shall pay an extension fee for an extension of the Outside Closing Date until October 29, 1999 in the amount of $125,000, an additional extension fee of $200,000 for a further extension of the Outside Closing Date to November 14, 1999, an additional extension fee of $200,000 for a further extension of the Outside Closing Date to November 30, 1999, an additional extension fee of $200,000 for a further extension of the Outside Closing Date to December 14, 1999 and a final extension fee of $1,000,000 for an extension of the Outside Closing Date to January 5, 2000; provided, however, that in no event shall the funding of the Loan occur after December 14, 1999 until January 5, 2000, which shall be the final date on which the Loan may fund. In the event that Rate Lock occurs and every Loan is closed (other than Exclusions), Borrower also agrees to pay upon demand the same extension fee as set forth in the preceding sentence if the PCs have not been delivered to the Investor within twenty-five (25) days after the Outside Closing Date because of Borrower's failure to comply with this Commitment.

      (c) Notwithstanding anything in this Paragraph 19 to the contrary, in the event Lender and/or Freddie Mac and/or their agents are solely responsible for any delay in the Loan closing or the delivery of the PCs to the Investor, no fees, costs or deposits shall be charged to the Borrower for any extension.

      (d) Borrower shall pay the fee for any extension of the Outside Closing Date contemplated in paragraphs 19(a) and (b) above by wire transfer of immediately available funds, which must be received by Lender prior to the expiration of the then-current Outside Closing Date.

      (e) Borrower acknowledges that pursuant to the Purchase Agreement, Freddie Mac is not obligated to issue the PC during the last six (6) business days of the calendar month and in such event the next issue date shall be no later than the fifth (5th) business day of the next calendar month.

20. Advertising: Upon closing of the Loan, Lender and Freddie Mac shall be deemed to have the Borrower's approval to use Berkshire's name and the name of any affiliated Borrowers (but not the names of Berkshire's partners), the names and locations of the Premises and such other information concerning the Transaction as Lender and/or Freddie Mac shall, in the exercise of reasonable business judgement, deem appropriate for advertising purposes. Borrower shall have the right to review and approve all proposed advertising; provided, that such approval shall not be unreasonably withheld or delayed. Upon closing of the Loan, Borrower shall have corresponding advertising rights, subject to the prior approval of Lender and Freddie Mac: provided, that such approval shall not be unreasonably withheld or delayed.

21. Reliance: This Final Commitment is for the sole benefit of the Borrower and shall not be relied upon by any other party. Lender and Borrower intend and agree that no party shall be construed to be a third party beneficiary of this Final Commitment and that Borrower shall not be deemed a third party beneficiary of the Purchase Agreement. Borrower shall indemnify and hold Lender harmless from and against the claims of agents, brokers and any other third party claimants making demand upon Lender as a result of the origination, underwriting, closing, delivery or servicing of the Loan and claiming to have dealt with Borrower or Borrower's agents. The Loan Documents shall contain customary indemnification provisions with respect to such matters.

22. Exclusivity/Confidentiality:

      (a) Berkshire, its general partners and each Borrower covenant and agree that, until the earlier of (i) the closing of the Loan or (ii) the Outside Closing Date, Berkshire, its general partners and/or Borrowers shall not contact, solicit, negotiate with or otherwise communicate or deal with any other party for the purposes of financing all or any portion of the Transaction (other than Loans that are Exclusions) or any substitute transaction(s) respecting the Premises; including, without limitation, any transactions involving secondary financing, or the issuance of, or swap for or with any PC's or other secondary market financing vehicle; provided, however that if the closing of the Transaction does not occur on the scheduled closing date by reason of the act or omission of Lender or Freddie Mac, then the exclusive granted herein shall expire on such scheduled closing date.

      (b) Berkshire, its general partners and each Borrower acknowledge and agree that the terms of the Engagement Letter, Application Letter, Conditional Commitment and this Final Commitment, and any communications relating thereto are and have been strictly confidential and have not and shall not be disclosed by Berkshire, its partners or Borrowers except as (i) authorized by Lender and Freddie Mac in conjunction with the Transaction,
(ii) to the extent required in any proxy statement or filing with the Securities and Exchange Commission related to the Transaction, (iii) to the extent that such disclosure is necessary, to accountants, attorneys and other professional consultants for the sole purpose of closing the Loan, and (iv) to the extent required in connection with any consent solicitation or offering memorandum relating to the Transaction.

      (c) The provisions of this paragraph 22 shall survive the termination of this Final Commitment pursuant to paragraph 3(a)(vi).

23. Damages:

      (a) Except as provided in paragraphs 23(c) and (d) below, in the event Rate Lock occurs, but no Loan closes by the Outside Closing Date, then: (i) Freddie Mac shall retain the Good Faith Deposit and any extension fee paid by Borrower pursuant to paragraph 19(b) in full satisfaction of Borrower's obligation to pay the Freddie Mac Pool One Transaction Fee and the Freddie Mac Pool Two Transaction Fee as set forth in paragraphs 11(b) and (c), in full satisfaction of all other fees, costs and expenses due to Freddie Mac in connection with the Transaction, and in full satisfaction of Freddie Mac's other damages incurred because the Transaction does not close; (ii) Lender shall have earned the remainder of the Origination Fee, the remainder of the Additional Lender Origination Fee and the remainder of the Lender LIBOR Loan Fee (such amounts, collectively, the "Lender Fee Amount"); Borrower shall pay Lender the Lender Fee Amount, an amount equal to lost value of Lender's servicing rights for the Loan, and all amounts due pursuant to paragraphs 15 and 21 within three
(3) business days after written demand therefor; and Borrower further agrees to pay any other damages Lender is able to prove; and (iii) Borrower shall pay to Lender, and shall indemnify and hold Lender harmless against, any actual damages due to the Investor by reason of locking the Interest Rate on the Pool Two Loans (the "Investor Damages"). No Investor Damages shall be paid with respect to the Pool One Loans. Lender, at its option, shall have the right to enforce any rights or remedies it may have at law or in equity with respect to the collection of any amounts due to Lender under this paragraph 23(a) and Borrower shall pay all costs of such collection, including, but not limited to, reasonable attorney's fees and disbursements (which, as such costs and expenses relate to Investor Damages, shall be included in the definition of "Investor Damages"). Notwithstanding anything in this Final Commitment to the contrary, Investor Damages shall not be limited to the Rate Lock Fee. Any amount of the Rate Lock Fee which exceeds Investor Damages and the amounts due Lender as provided in (ii) above shall be refunded to the Borrower promptly after Investor Damages are determined.

      (b) Except as provided in paragraphs 23(c) and (d) below, in the event Rate Lock occurs and a portion of the Loan closes by the Outside Closing Date but a portion of the Loan is subject to Exclusions pursuant to paragraph 12, then: (i) Freddie Mac shall retain from the Good Faith Deposit an amount equal the Freddie Mac Pool One Transaction Fee or the Freddie Mac Pool Two Transaction Fee, as applicable, multiplied by the portion of the Loan Amount attributable to the Exclusions and shall also retain the full amount of any extension fee paid by Borrower pursuant to paragraph 19(b) in full satisfaction of Borrower's obligation to pay the Freddie Mac Pool One Transaction Fee and the Freddie Mac Pool Two Transaction Fee relating to the Exclusions, in full satisfaction of all other fees, costs and expenses due to Freddie Mac in connection with the Exclusions, and in full satisfaction of Freddie Mac's other damages incurred relating to the Exclusions, (ii) Lender shall have earned the portion of the Lender LIBOR Loan Fee multiplied by the portion of the Loan Amount attributable to the Exclusions and Borrower shall pay the portion of such fee to Lender at closing in full satisfaction of Lender's damages related to the Exclusions other than Investor Damages; and
(iii) Borrower shall pay to Lender, and shall indemnify and hold Lender harmless against, any Investor Damages due to the Investor related to any of the Pool Two Loans that are Exclusions. Any amount of the Rate Lock Fee which exceeds Investor Damages and the amounts due Lender as provided in (ii) above shall be refunded to the Borrower promptly after Freddie Mac issues the PCs and Investor Damages are determined.

      (c) In the event that Rate Lock occurs but no Loan closes by the Outside Closing Date because the merger contemplated by the partnership agreement of Berkshire (the "Merger") does not occur by reason of a lack of shareholder approval or a lawsuit filed to injoin such Merger, and Borrower has otherwise complied with the terms, covenants and conditions of this Commitment in all material respects, then Freddie Mac shall retain $2,500,000 from the Good Faith Deposit in accordance with paragraph 23(a)(i) above and Lender shall refund the remaining $2,500,000 to Borrower promptly after receipt thereof from Freddie Mac. In addition, in the event that Rate Lock occurs but no Loan closes by the Outside Closing Date because (a) this Final Commitment is terminated pursuant to paragraph 24 or (b) the Merger does not occur because any of the conditions to the Merger Agreement have not been satisfied, because of any matter referred to in the preceding sentence, or because of a superior third-party offer, Borrower shall be liable to Lender for (and only for) the Lender Fee Amount, the Investor Damages and any amounts due pursuant to paragraphs 15 and 21 hereof.

      (d) In the event the Transaction fails to close solely due to an act or omission of Lender or Freddie Mac, then Lender shall return the Good Faith Deposit promptly after the receipt thereof from Freddie Mac and shall return the amount by which the Rate Lock Fee exceeds any Investor Damages. Borrower shall, in addition, have the right to proceed against Lender for any actual damages (including costs of collection)provable by Borrower by reason of the failure of the Transaction to close.

      (e) The parties have agreed in this paragraph 23 on sole and exclusive remedies which the parties agree are reasonable as damages for such occurrences. The parties hereby mutually waive any defense as to the validity of any such remedies stated in this paragraph 23 as they may appear on the grounds that such remedies are void as penalties. Other than as expressly provided in paragraph 15, paragraph 21 and this paragraph 23, the parties shall not be liable for any loss of profits, loss of use, or indirect special, incidental, consequential, punitive or exemplary damages of any kind in connection with or arising out of this Final Commitment whether alleged as a breach of any provision of this Final Commitment or whether alleged in connection with tortious conduct. The parties' respective maximum liability regardless of the form of action shall not, where maximum amounts are specified in this paragraph 23, in any event exceed such maximum amounts.

24. Termination of the Commitment: The Lender may terminate this Final Commitment if:

      (a) any material adverse change shall occur at any time prior to the closing of the Loan with respect to (i) the Premises as a whole, or (ii) the credit of the Borrower taken as a whole excluding any financing of other properties of Borrower; or

      (b) any material part of the Premises as a whole shall have taken in condemnation or other like proceeding, or any such proceeding is pending or threatened at the time of the Loan closing or any material part of the Premises taken as a whole is damaged and not repaired to the Lender's satisfaction prior to closing.

25. Time is of the Essence: Time is of the essence as to Borrower's undertakings in this Final Commitment.

26. Governing Law: This Final Commitment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

27. Counterparts: This Final Commitment may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single agreement.

      We appreciate your review and approval of the terms and matters set forth in this Final Commitment and look forward to working with you further in finalizing this Transaction.


                                          Very truly yours,

                                          REILLY MORTGAGE GROUP, INC., a
                                             District of Columbia corporation


                                          By:  /s/ Terry Havens
                                               -----------------------------
                                               Name:  Terry Havens
                                               Title:


Attached Exhibits:

Exhibit A - List of Properties/Loan Pools
Exhibit B - Intentionally Deleted
Exhibit C - Example of Certificates Confirming Loan Amount, Interest Rate and
            Payment of Fees
Exhibit D - Pool Two - Interest Rate/Loan Amount Schedule
Exhibit E - Pool One - Interest Rate/Loan Amount Schedule
Exhibit F - Schedule of Repairs and Specific Freddie Mac Requirements
Exhibit G - General Freddie Mac Requirements
Exhibit H - Lender Fees

The undersigned hereby accepts the foregoing Final Commitment and agrees to be bound by the terms, requirements and conditions set forth herein.


Date:  July 29, 1999

BERKSHIRE REALTY HOLDINGS, L.P.

By: WXI/BRH Gen-Par LLC, general partner, for
    Berkshire Realty Holdings, L.P. and individually


   By: /s/ Ronald Berstein
      --------------------------------------
      Name:  Ronald Berstein
            --------------------------------
      Title: Vice President
            --------------------------------


By: BRE/Berkshire GP L.L.C., general partner,
    for Berkshire Realty Holdings, L.P. and individually


   By: /s/ Chad R. Pike
      --------------------------------------
      Name:  Chad R. Pike
            --------------------------------
      Title:  Vice President
            --------------------------------


By: Aptco Gen-Par, L.L.C. , general partner,
    for Berkshire Realty Holdings, L.P. and individually


   By: /s/ Douglas Krupp
      --------------------------------------
      Name:  Douglas Krupp
            --------------------------------
      Title: Chairman
            --------------------------------